Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended March 31, 2009 and Announces Distribution

GREENWICH, CT – 5/7/2009 – TICC Capital Corp. (NASDAQ: TICC) announced today its financial results for the quarter ended March 31, 2009 and a distribution of $0.15 per share for the second quarter of 2009.

HIGHLIGHTS

•

For the quarter ended March 31, 2009, we recorded net investment income of approximately $3.5 million, or approximately $0.13 per share, net unrealized depreciation on investments of approximately $5.0 million and net realized gains on investments of approximately $22,000. In total, we had a net decrease in net assets resulting from operations of approximately $0.05 per share for the first quarter.

o	Total investment income for the first quarter amounted to approximately $5.1 million, down approximately 56% from the first quarter of 2008 largely due to fewer portfolio investments as a result of de-levering activities throughout 2008.

o	During the quarter ended March 31, 2009, we incurred net unrealized depreciation of approximately $5.0 million resulting from write-downs of several of our investments totaling approximately $8.0 million, which were partially offset by write-ups of approximately $3.0 million. As previously disclosed in our Form 10-K for the period ended December 31, 2008, our debt investments in American Integration Technologies, LLC and Punch Software, LLC were placed on non-accrual status as of January 1, 2009.

o	For the quarter ended March 31, 2009, we had net realized gains on investments of approximately $22,000.

•

Expenses for the quarter were approximately $1.6 million, down approximately 69% from the first quarter of 2008 due largely to the elimination of interest expense associated with our de-levering actions during 2008 to repay all debt under our previous credit facility. The primary components of our expenses were $0.9 million in investment advisory fees and approximately $300,000 in professional services for valuation, legal and auditing services.

•	Our Board of Directors has declared a distribution of $0.15 per share for the second quarter of 2009.

o	Payable Date: June 30, 2009

o	Record Date: June 10, 2009

We will host a conference call to discuss our first quarter results today, Thursday, May 7th at 10:00 AM ET. Please call 800-860-2442 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, the replay passcode is 430187.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2008, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Investments, at fair value (cost: $279,184,674 @ 3/31/09; $282,299,228 @ 12/31/08)
Non-affiliated/non-control investments (cost: $258,977,832 @ 3/31/09; $261,923,603 @ 12/31/08)	$160,346,329	$168,094,127
Control investments (cost: $20,206,842 @ 3/31/09; $20,375,625 @ 12/31/08)	21,150,000	21,500,000

Total investments at fair value	181,496,329	189,594,127

Cash and cash equivalents	17,104,029	14,069,251
Interest receivable	809,151	1,151,703
Prepaid expenses and other assets	94,613	147,806

Total assets	$199,504,122	$204,962,887

LIABILITIES
Investment advisory fee payable to affiliate	$941,052	$1,287,451
Accrued expenses	256,309	308,686

Total liabilities	1,197,361	1,596,137

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,584,976 and 26,483,546 issued and outstanding, respectively	265,850	264,835
Capital in excess of par value	319,017,413	318,662,914
Net unrealized depreciation on investments	(97,688,345)	(92,705,101)
Accumulated net realized losses on investments	(21,877,286)	(21,899,323)
Distributions in excess of investment income	(1,410,871)	(956,575)

Total net assets	198,306,761	203,366,750

Total liabilities and net assets	$199,504,122	$204,962,887

Net asset value per common share	$7.46	$7.68

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$4,449,541	$10,449,524
Interest income - cash and cash equivalents	0	55,992
Other income	40,000	207,780

Total investment income from non-affiliated/non-control investments	4,489,541	10,713,296

From control investments:
Interest income - debt investments	633,767	766,527

Total investment income from control investments	633,767	766,527

Total investment income	5,123,308	11,479,823

EXPENSES
Compensation expense	225,952	222,000
Investment advisory fees	941,052	2,179,855
Professional fees	303,405	349,927
Interest expense	0	2,297,434
General and administrative	134,663	159,951

Total expenses	1,605,072	5,209,167

Net investment income	3,518,236	6,270,656

Net change in unrealized appreciation or depreciation on investments	(4,983,244)	(22,399,396)

Net realized gains (losses) on investments	22,037	(33,819)

Net decrease in net assets resulting from operations	$(1,442,971)	$(16,162,559)

Net increase in net assets resulting from net investment income per common share:
Basic and diluted(1).	$0.13	$0.28

Net decrease in net assets resulting from operations per common share:
Basic and diluted(1)	$(0.05)	$(0.73)

Weighted average shares of common stock outstanding:
Basic and diluted(1)	26,484,673	22,018,041

(1)

In accordance with SFAS 128-Earnings per Share, the weighted-average shares of common stock outstanding used in computing basic and diluted earnings per share for the three months ended March 31, 2008 was increased retroactively by a factor of 1.021 to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on May 23, 2008.

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended March 31, 2009 (unaudited)	Three Months Ended March 31, 2008 (unaudited)
Per Share Data
Net asset value at beginning of period	$7.68	$11.94

Net investment income(1)	0.13	0.29
Net realized and unrealized capital losses(2)	(0.18)	(1.03)

Total from investment operations	(0.05)	(0.74)

Total distributions(3)	(0.15)	(0.36)

Effect of shares issued, net of offering expenses	(0.02)	(0.03)

Net asset value at end of period	$7.46	$10.81

Per share market value at beginning of period	$3.80	$9.23
Per share market value at end of period	$3.51	$7.52
Total return(4)	(3.68)%	(14.63)%
Shares outstanding at end of period	26,584,976	21,696,133

Ratios/Supplemental Data
Net assets at end of period (000’s)	$198,307	$234,440
Average net assets (000’s)	$203,844	$260,134
Ratio of expenses to average net assets(5)	3.15%	8.01%
Ratio of expenses, excluding interest expense, to average net assets(5)	3.15%	4.84%
Ratio of net investment income to average net assets(5)	6.90%	9.64%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital losses includes rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of March 31, 2009, distributions for 2009 would not have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)

Annualized. Effective December 30, 2008, the Company had fully repaid all amounts under the revolving credit facility and reduced the commitment amount thereunder to zero, effectively terminating the facility.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt or equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.